                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934




                            KEEBLER FOODS COMPANY
--------------------------------------------------------------------------------
                               (Name of Issuer)



                     Common Stock $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                  487256109
                     --------------------------------------
                                (CUSIP Number)



                               January 28, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)

    [   ]  Rule 13d-1(c)

    [ x ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                 (Page 1 of 4)
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                                  SCHEDULE 13G

CUSIP NO. 487256109

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Flowers Industries, Inc.
          58-0244940
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    46,197,466
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   46,197,466
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,197,466
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          54.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 (Page 2 of 4)


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Item (1)(a).   Names of Issuer

               KEEBLER FOODS COMPANY
               ----------------------------------------------------------------

Item (1)(b).   Address of Issuer's Principal Executive Offices

               677 LARCH AVENUE
               ELMHURST, ILLINOIS 60126
               ----------------------------------------------------------------

Item (2)(a).   Name of Person Filing

               FLOWERS INDUSTRIES, INC.
               ----------------------------------------------------------------

Item (2)(b).   Address of Principal Business Office

               1919 FLOWERS CIRCLE
               THOMASVILLE, GEORGIA 31757
               ----------------------------------------------------------------

Item (2)(c).   Citizenship

               GEORGIA
               ----------------------------------------------------------------

Item (2)(d).   Title of Class of Securities

               COMMON STOCK, $0.01 PAR VALUE PER SHARE
               ----------------------------------------------------------------

Item (2)(e).   CUSIP Number

               487256109
               ----------------------------------------------------------------

Item 3.        NOT APPLICABLE
               ----------------------------------------------------------------

Item 4(a).     Amount Beneficially Owned

               46,197,466 SHARES
               ----------------------------------------------------------------

Item 4(b).     Percent of Class

               54.9%
               ----------------------------------------------------------------

Item 4(c).     Number of Shares as to Which the Person Has

                 (i) Sole Power to Vote or Direct the Vote

                     46,197,466 SHARES

                (ii) Shared Power to Vote or to Direct the Vote

                     0

               (iii) Sole Power to Dispose or to Direct the Disposition of

                     46,197,466 SHARES

                (iv) Shared Power to Dispose or to Direct the Disposition of

                     0
               ----------------------------------------------------------------

Item 5.        Ownership of Five Percent or Less of a Class

               NOT APPLICABLE
               ----------------------------------------------------------------

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               NOT APPLICABLE
               ----------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               NOT APPLICABLE
               ----------------------------------------------------------------

Item 8.        Identification and Classification of Members of the Group

               NOT APPLICABLE
               ----------------------------------------------------------------

Item 9.        Notice of Dissolution of Group

               NOT APPLICABLE
               ----------------------------------------------------------------

Item 10.       Certification

               NOT APPLICABLE
               ----------------------------------------------------------------



                                 (Page 3 of 4)
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                 February 12, 1999
                                                 -------------------------------
                                                 Date


                                                 /s/ G. Anthony Campbell
                                                 -------------------------------
                                                 Signature


                                                 General Counsel and Secretary
                                                 -------------------------------
                                                 Name/Title



                                 (Page 4 of 4)